Exhibit 3.1

AMENDED RESTATED ARTICLES OF INCORPORATION OF

OMEGA NAVIGATION ENTERPRISES, INC.

UNDER SECTION 93 OF THE

BUSINESS CORPORATIONS ACT

The undersigned, Gregory McGrath, as the Chief Financial Officer of Omega Navigation Enterprises, Inc. (the “Corporation”), a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending and restating the Articles of Incorporation of said Corporation pursuant to section 93 of the Business Corporations Act, as amended, hereby certifies that:

1.               The name of the Corporation is: Omega Navigation Enterprises Inc.

2.               The Articles of Incorporation were filed with the Registrar of Corporations as of the day of February 28, 2005.

3.               The Articles of Incorporation are amended and restated in their entirety and are replaced by the Amended and Restated Articles of Incorporation attached hereto.

4.               These Amended and Restated Articles of Incorporation were authorized by actions of the Board of Directors and Shareholders of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 16th day of March, 2006.

/s/ Gregory McGrath
Authorized Person
Name:	Gregory McGrath
Title:	Chief Financial Officer

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

OMEGA NAVIGATION ENTERPRISES, INC.

PURSUANT TO

THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

A.                                   The name of the Corporation shall be:

OMEGA NAVIGATION ENTERPRISES, INC.

B.                                     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the “BCA”).

C.                                     The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

D.                                    (a)           The Corporation is authorized to issue an aggregate of one hundred twenty five million (125,000,000) registered shares of stock, consisting of:

1.                                       seventy-five million (75,000,000) shares of Class A common stock, with a par value of one United States cent (US$0.01) per share (the “Class A Common Shares”);

2.                                       twenty-five million (25,000,000) shares of Class B common stock, with a par value of one United States cent (US$0.01) per share (the “Class B Common Shares”); and

3.                                       twenty-five million (25,000,000) preferred shares, with a par value of one United States cent (US$0.01) per share (the “Preferred Shares”).  The Board of Directors is hereby authorized to provide for the issuance of all or any shares of the Preferred Shares in one or more classes or series and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, as shall be stated in the resolution or resolutions adopted by the Board of Directors providing for the issue of such class or series.

The relative powers, preferences and rights, and the qualifications, limitations and restrictions, of the Class A Common Shares and the Class B Common Shares shall be in all respects identical except that the amount of dividends which from Operating Surplus during the Subordination Period shall be paid or distributed as further provided in this Section D.

(b)                                 Payment of dividends to holders of Class A Common Shares and Class B Common Shares:

1.               Definitions.  For the purposes of this Section D(b), the following definitions shall be used:

(i)                         “Base Dividend” means US$0.50 per share of Class A common stock per calendar quarter, subject to any adjustments as set forth in Section D(b)6.

(ii)                      “Capital Expenditures” means every expenditure that is capital in nature, including expansion capital expenditures, replacement capital expenditures and Maintenance Capital Expenditures.

(iii)                   “Class A Common Share Arrearages” means the amount of shortfall, to the extent that during the Subordination Period the holders of Class A Common Shares do not receive dividends from Operating Surplus each quarter in an amount at least equal to the Base Dividend.  If the Corporation sells Class A Common Shares when any Class A Common Share Arrearage exists, then the aggregate amount of the Class A Common Share Arrearage shall be deemed increased so that the amount of the arrearage per Class A common share after the sale shall be the same as the arrearage per Class A Common Share before the sale.

(iv)                  “Change of Control” means the occurrence of any of the following:

(A)                  the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all of substantially all of the Corporation’s assets, other than a disposition to any of the Corporation’s affiliates;

(B)                    the adoption by the Corporation’s Board of Directors of a plan of liquidation or dissolution of the Corporation;

(C)                    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as such term is used in Section 13(d)(3) of the United States Securities Exchange Act of 1934), other than any of the Corporation’s affiliates (excluding persons that may be deemed affiliates solely by virtue of their stock ownership), becomes the beneficial owner, directly or indirectly, of more than 35% of the Corporation’s voting shares, measured by voting power rather than number of shares;

(D)                   the Corporation consolidates with, or merges with or into, any person (other than any of the Corporation’s affiliates), or any such person consolidates with, or merges with or into, the Corporation, in any such event pursuant to a transaction in which any of the outstanding Class A Common Shares and Class B Common Shares are converted into or exchanged for cash, securities or other property, or receive a payment of cash, securities or other property, other than any such transaction where the Class A Common Shares and Class B Common Shares that are outstanding immediately prior to such transaction are converted into or exchanged for voting stock of the surviving person constituting a majority of the outstanding shares of such voting stock of such surviving person immediately after giving effect to such issuance; and

(E)                     the first day on which a majority of the members of the Corporation’s Board of Directors are not Continuing Directors.

(v)                     “Closing Sale Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which the Class A Common Shares are listed or, if the Class A Common Shares are not listed on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day the Class A Common Shares are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Class A Common Shares selected by the Board of Directors, or if on any such day no market maker is making a market in the Class A Common Shares, the fair value of the Corporation’s Class A Common Shares on such day as determined by the Board of Directors.

(vi)                  “Continuing Directors” means, as of any date of determination, any member of the Board of Directors who:

(A)                  was a member of the Board of Directors on the date immediately after the completion of the Initial Public Offering; or

(B)                    was nominated for election or elected to the Board of Directors with the approval of a majority of the directors then in office who were either directors immediately after the completion of the Initial Public Offering or whose nomination or election was previously so approved.

(vii)               “Current Market Price” means the average of the daily Closing Sale Prices per Class A Common Share for the five (5) consecutive Trading Days immediately prior to such date.

(viii)            “Initial Public Offering” means the sale in an underwritten offering of the Class A Common Shares or Class B Common Shares as shall be registered pursuant to a registration statement filed under the United States Securities Act of 1933, as amended (the “Registered Securities”).

(ix)                    “Interim Capital Transactions” means the following transactions if they occur prior to the liquidation of the Corporation: (1) borrowings; (2) sales of equity and debt securities of the Corporation; (3) capital contributions; (4) corporate reorganizations or restructurings; (5) the termination of interest rate swap agreements; (6) sales or other dispositions of vessels (except to the extent the proceeds from such dispositions exceed the initial purchase price or contributed value of the vessel subject to the disposition, which excess amount shall be treated as operating surplus); and (7) sales or other dispositions of other assets other than in the normal course of business.

(x)                       “Liquidating Dividends” shall mean dividends or any other distributions to the holders of Class A Common Shares or Class B Common Shares that are generated from:

(A)                  borrowings;

(B)                    sales of debt and equity securities;

(C)                    sales or other dispositions of vessels (except to the extent the proceeds from such dispositions are treated as Maintenance Capital Expenditures); and

(D)                   sales or other dispositions of other assets, other than assets sold in the ordinary course of business.

(xi)                    “Maintenance Capital Expenditures” are any cash capital expenditures incurred after the completion of the Initial Public Offering to maintain vessels and other assets, including drydocking, replacement of equipment on the vessels, repairs and similar expenditures, but excluding capital expenditures for or related to the acquisition of additional vessels, and including capital expenditures for replacement of a vessel as a result of damage or loss prior to normal retirement, net of any insurance proceeds, warranty payments or similar property not treated as cash receipts for purposes of calculating Operating Surplus.

(xii)                 “National Securities Exchange” means an exchange registered with the United States Securities and Exchange Commission under Section 6(a) of the United States Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, and the Nasdaq Stock Market or any successor thereto.

(xiii)              “Operating Expenditures” are all cash expenditures, after the completion of the Initial Public Offering, including but not limited to, operating expenses, interest payments and taxes, but excluding:

(A)                  the repayment of borrowings;

(B)                    the repurchase of debt and equity securities;

(C)                    interest rate swap termination costs;

(D)                   expenses and taxes related to Interim Capital Transactions;

(E)                     Capital Expenditures; and

(F)                     payment of dividends.

(xiv)             “Operating Surplus” means:

(A)                  $5.0 million (which may be increased by the Board of Directors to $10.0 million only if the Board of Directors determines such increase is necessary to allow the Corporation to pay all or part of the Base Dividend on the shares of common stock; provided; however that the $5.0 million amount cannot be increased in any period in which a dividend on Subordinated Shares is paid); plus

(B)                    all of the Corporation’s cash receipts after the completion of the Initial Public Offering, excluding cash receipts from Interim Capital Transactions; plus

(C)                    interest paid on debt incurred and cash dividends paid on equity securities issued by the Corporation, in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset such as vessels (other than the Corporation’s contracted fleet at the time of the Initial Public Offering) during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

(D)                   interest paid on debt incurred and cash dividends paid on the Corporation’s equity securities issued by the Corporation, in each case, to pay the construction period interest on debt incurred, or to pay construction period dividends on the Corporation’s equity issued, to finance the construction projects described in the immediately preceding sub-paragraph (C); less

(E)                     Operating Expenditures; less

(F)                     Maintenance Capital Expenditures; less

(G)                    the amount of cash reserves established by the Corporation’s Board of Directors for future (1) Operating Expenditures and (2) Maintenance Capital Expenditures;

provided, however, that Operating Surplus shall not be lower than zero.

(xv)                The “Subordination Period” shall commence upon the issuance of the Class B Common Shares and shall extend until the first day after the quarter ending December 31, 2008 that each of the following tests are met:

(A)                  the Corporation has paid quarterly dividends in an amount at least equal to the Base Dividend on both the Class A Common Shares and the Class B common shares for the immediately preceding four-quarter period;

(B)                    the Corporation’s Operating Surplus (excluding the amount under the first  bullet in the definition of Operating Surplus) generated during the four-quarter period referred to above at least equaled the base dividend on all of the outstanding Class A common shares and Class B common shares on a fully diluted basis during that period; and

(C)                    there are no arrearages in payment of the quarterly dividend on the Class A Common Shares.

Notwithstanding the above, the Subordination Period shall end immediately and all arrearages shall be cancelled upon a Change of Control of the Corporation.

(xvi)             “Subordinated Shares” shall mean shares of the Class B Common Shares.  Subordinates Shares, during the Subordination Period, will not be entitled to the payment of arrearages.

(xvii)          “Trading Day” means a day on which the principal National Securities Exchange on which the Class A Common Shares are listed is open for the transaction of business or, if the Class A Common Shares are not listed on any National Securities Exchange, a day on which banking institutions in New York City in the United States generally are open.

2.               Authority to Pay Dividends.  Declaration and payment of any dividend is subject to the discretion of the Board of Directors.  Until the Subordination Period ends, all dividends paid to shareholders shall be treated as either a dividend from Operating Surplus or a Liquidating Dividend.  The Board of Directors shall treat all dividends as coming from Operating Surplus until the sum of all dividends paid since the closing of the Initial Public Offering equals the amount of Operating Surplus as of the most recent date of determination.  Undistributed Operating Surplus at any point in time shall be the Operating Surplus accumulated since the closing of the Initial Public Offering less all dividends from Operating Surplus paid since the closing of the Initial Public Offering.  Dividends paid from any amount in excess of the Corporation’s Operating Surplus shall be treated as Liquidating Dividends.

3.               Dividends from Operating Surplus During Subordination Period.  The Corporation’s Subordinated Shares shall not be entitled to the payment of arrearages. During the Subordination Period, the Corporation shall pay quarterly dividends on the Corporation’s Class A Common Shares and Subordinated Shares from Operating Surplus in the following manner:

first, 100% to all holders of Class A Common Shares, pro rata, until they receive the Base Dividend;

second, 100% to all holders of Class A Common Shares, pro rata, until they have received any unpaid Class A Common Share Arrearages for prior quarters;

third, 100% to all holders of Subordinated Shares, pro rata, until they have received $0.50 per share; and

after that, 100% to all holders of Class A Common Shares and Subordinated Shares, pro rata, as if they were a single class.

4.               Liquidating Dividends. Liquidating Dividends shall be paid equally with respect to Class A Common Shares and Subordinated Shares.

5.               Construction or Application of Operating Surplus.  The construction or application of the definition of Operating Surplus may be adjusted in the case of any particular transaction or matter or type of transaction or matter if the Board of Directors, with the concurrence of the audit committee, is of the opinion that the adjustment is necessary or appropriate to further the overall purpose and intent of the definition of Operating Surplus.

6.               Adjustment of Base Dividend. The Base Dividend amounts are subject to downward adjustment in the case of Liquidating Dividends. The Base Dividend amounts shall be reduced in the same proportion that the Liquidating Dividend had to the fair market value of the Class A common shares prior to the payment of the dividend. If the Class A common shares are publicly traded on a National Securities Exchange, that price shall be the Current Market Price.  If the shares are not publicly traded, the price shall be determined by the Corporation’s Board of Directors.

In addition to the adjustment for Liquidating Dividends, if the Corporation combine the Corporation’s shares into fewer shares or subdivide the Corporation’s shares into a greater number of shares, the Corporation shall proportionately adjust the Base Dividend levels.

7.               Conversion of Class B common shares to Class A common shares. After the expiration of the Subordination Period the outstanding Class B Common Shares shall convert to Class A Common Shares on a one-for-one basis.

E.                                      The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.

F.                                      No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

G.                                     The Shareholders and Board of Directors shall have the authority to adopt, amend or repeal the bylaws of the Corporation.

H.                                    Corporate existence commenced on February 28, 2005 and shall continue upon filing these Amended and Restated Articles of Incorporation with the Registrar of Corporations.

I.                                         (a)           The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one or another of the three classes expiring each year. As soon as practicable after the filing of these Amended and Restated Articles of Incorporation with the Registrar of Corporations responsible for non-resident corporations, the shareholders of the Corporation shall hold a meeting to divide the Board of Directors into three classes, with the term of office of the first class to expire at the 2007 Annual Meeting of Shareholders, the term of office of the second class to expire at the 2008 Annual Meeting of Shareholders and the term of office of the third class to expire at the 2009 Annual Meeting of Shareholders. Commencing with the 2007 Annual Meeting of Shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class as the directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such director’s successor is elected and has qualified. Any vacancy in the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy on the Board of Directors for any reason may be filled by the vote of not less than a majority of the members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

(b)                                 Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section (b) of this Article I shall not apply with respect to the director or directors elected by such holders of preferred stock.

(c)                                  Directors shall be elected by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.  Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.

(d)                                 Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article I.

J.                                        The Shareholders and Board of Directors of the Corporation are expressly authorized to make, alter or repeal bylaws of the Corporation by a vote of not less than a majority of the entire Board of Directors. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of a majority of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article J.

K.                                    (a)           For the purpose of this Article K only, the term:

1.               “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

2.               “Associate”, when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

3.               “Business Combination,” when used in reference to the Corporation and any Interested Shareholder of the Corporation, means:

(i)             Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Shareholder or any of its affiliates, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder;

(ii)          Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares;

(iii)       Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any shares, or any share of such subsidiary, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger with a direct or indirect wholly-owned subsidiary of the Corporation solely for purposes of forming a holding company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by the Corporation to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by the Corporation; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the any class or series of shares;

(iv)      Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(v)         Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) of this paragraph) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.               “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise. A Person who is the owner of 20 percent or more of the outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5.               “Interested Shareholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting shares of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting shares of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Shareholder; and the affiliates and associates of such Person; provided, however, that the term “Interested Shareholder” shall not include any Person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation; provided that such Person shall be an Interested Shareholder if thereafter such Person acquires additional shares of voting shares of the Corporation, except as a result of further Company action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an Interested Shareholder, the voting shares of the Corporation deemed to be outstanding shall include voting shares deemed to be owned by the Person through application of paragraph 6 below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6.               “Owner”, including the terms “own” and “owned,” when used with respect to any shares, means a Person that individually or with or through any of its affiliates or associates:

(i)                         Beneficially owns such shares, directly or indirectly; or

(ii)                      Has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s affiliates or associates until such tendered shares is accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any shares because of such Person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or

(iii)                   Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such shares with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

7.               “Person” means any individual, corporation, partnership, unincorporated association or other entity.

8.               “Voting Stock” means, with respect to any corporation, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

(b)                                 The Corporation may not engage in any Business Combination with any Interested Shareholder for a period of three years following the time of the transaction in which the Person became an Interested Shareholder, unless:

1.               prior to such time, the Board of Directors of the Corporation approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;

2.               upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan shall be tendered in a tender or exchange offer; or

3.               at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least a majority of the outstanding voting stock that is not owned by the Interested Shareholder; or

4.               the shareholder became an Interested Shareholder prior to the consummation of the Initial Public Offering of the Class A Common Shares under the United States Securities Act of 1933.

(c)                                  The restrictions contained in this section shall not apply if:

1.               A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

2.               The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a Person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were Directors prior to any Person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

(i)                   a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Corporation is required);

(ii)                a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(iii)             a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the Corporation.

The Corporation shall give not less than 20 days notice to all Interested Shareholders prior to the consummation of any of the transactions described in clause (i) or (ii) of the second sentence of this paragraph.

(d)                                 Any amendment of this Article K shall not be effective until 12 months after the approval of such amendment at a meeting of the shareholders of the Corporation and shall not apply to any Business Combination between the Corporation and any Person who became an Interested Shareholder of the Corporation at or prior to the time of such approval.

(e)                                  Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article K.

L.              Prior to the date hereof the Corporation has not issued any bearer shares.  The 75,000,000 shares, par value of $0.01 per share, of the existing common stock of the Corporation, whether issued or unissued, are hereby designated as Class A common shares, par value of $0.01 per share, and the 3,000,000 shares, par value of $0.01 per share, of the common stock of the Corporation presently issued and outstanding are changed into Class A common shares, par value of $0.01 per share, of the Corporation on a 1 for 300 basis. Accordingly, the stated capital of the Company is hereby reduced from $30,000 to $100 and the amount of $29,900 is hereby reallocated to surplus.

M.         These Amended and Restated Articles of Incorporation were duly adopted in accordance with Section 93 of the BCA and were authorized by the unanimous written consents of the Board of Directors and Sole Shareholder of the Corporation.

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